Exhibit 99.1

HALOZYME PROVIDES 2020 BUSINESS UPDATE AND FINANCIAL GUIDANCE

- 2020 Guidance of $230 Million to $245 Million in Revenues and $0.60 to $0.75 in Earnings Per Share -
- Anticipated ENHANZE® Partner Progress in 2020 Includes At Least One Potential FDA Approval, Three New Phase 3, One New Phase 2 and Five New Phase 1 Trial Initiations -

- $200 Million of $550 Million Three Year Share Repurchase Program to Be Completed in First Quarter of 2020 -

SAN DIEGO, Jan. 14, 2020 — Halozyme Therapeutics, Inc. (NASDAQ: HALO) today provided an update on its outlook for 2020, including financial guidance.

“We have made tremendous progress repositioning the company to focus solely on driving the growth and profitability of our ENHANZE® business,” said Dr. Helen Torley, president and chief executive officer. “Looking ahead, we anticipate a number of value-creating financial and ENHANZE-related milestones will be achieved during 2020.”

Anticipated 2020 ENHANZE® Key Events

•
U.S. Food and Drug Administration (FDA) decision on the approval of the Biologics License Application submitted by ENHANZE® collaboration partner Janssen Biotech, Inc. (Janssen) in July 2019, for Daratumumab SC.

•	European Medicines Agency (EMA) decision on the approval of the extension application submitted by Janssen-Cilag International NV (Janssen) in July 2019 for Daratumumab SC.

•
Completion in Q1 2020 of regulatory submissions to the FDA and EMA by Roche seeking approval for the fixed-dose combination of Perjeta® and Herceptin® utilizing ENHANZE® in combination with intravenous chemotherapy.

•	At least 3 new Phase 3 and 1 Phase 2 clinical trial initiations by ENHANZE® collaboration partners.

•	Initiation of at least five new Phase 1 clinical trials with partner products utilizing the ENHANZE® drug delivery technology.

Update on Capital Return Program

On November 4, 2019 the Company announced its Board of Directors approved a plan to repurchase up to $350 million in stock over the next three years. Subsequently, on November 12, 2019 the Company announced the Board further approved the repurchase of an additional $200 million worth of shares in conjunction with an offering of convertible senior notes, due 2024, resulting in a total three-year share repurchase authorization of up to $550 million.

As of December 31, 2019, the Company had repurchased 8.5 million shares of Halozyme stock under this program. In addition, 2.1 million shares had been delivered to the Company as part of a $50 million Accelerated Share Repurchase (ASR), which is expected to be completed in the first quarter of 2020. Following completion of the ASR, the Company will have repurchased a total of $200 million worth of shares. As of December 31 2019, the Company had 136.7 million shares outstanding.

The Company plans to repurchase an additional number of shares, up to $150 million worth, during 2020. The amount and timing of shares repurchased during 2020 will be subject to a variety of factors including market conditions, other business considerations and applicable legal requirements.

2020 Financial Guidance

For 2020, Halozyme expects revenues of $230 million to $245 million, representing growth of 18% to 26% over the 2019 expected revenue of approximately $195 million.

The Company expects sustainable profitability beginning in the second quarter of 2020. Also, the Company continues to project annualized operating expenses, excluding cost of goods sold, of between $65 million and $75 million will be achieved by the fourth quarter of 2020.

Table 1. 2020 Financial Guidance

Guidance Range
Net Revenue	$230 million to $245 million
Earnings Per Share (GAAP)	$0.60 to $0.75

The Company plans to report fourth quarter and full year 2019 financial results on February 24, 2020.

About Halozyme
Halozyme Therapeutics is a biotechnology company focused on novel biological and drug delivery approaches. Halozyme's proprietary enzyme rHuPH20 is used to facilitate the delivery of injected drugs and fluids and potentially reduce the treatment burden of other drugs to patients. Halozyme has licensed its rHuPH20 technology, called ENHANZE®, to leading pharmaceutical and biotechnology companies including Roche, Baxalta, Pfizer, Janssen, AbbVie, Lilly, Bristol-Myers Squibb, Alexion and argenx. Halozyme derives revenues from these collaborations in the form of milestones and royalties as the Company's partners make progress developing and commercializing their products being developed with ENHANZE®. Halozyme is headquartered in San Diego. For more information visit www.halozyme.com.

Safe Harbor Statement
In addition to historical information, the statements set forth in this presentation include forward-looking statements including, without limitation, statements concerning the Company’s expected future financial performance and expectations for profitability, revenue, expenses and earnings-per-share and the Company’s plans to continue its share repurchase program. Forward-looking statements regarding the Company’s ENHANZE® drug delivery technology may include the possible activity, benefits and attributes of ENHANZE®, the possible method of action of ENHANZE®, its potential application to aid in the dispersion and absorption of other injected therapeutic drugs and facilitating more rapid delivery of injectable medications through subcutaneous delivery. Forward-looking statements regarding the Company’s ENHANZE® business may include potential growth driven by our partners’ development and commercialization efforts, potential new ENHANZE® collaborations and collaborative targets and regulatory approvals of new ENHANZE® products. These forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning and involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in these forward-looking statements as a result of several factors, including unexpected levels of revenues, expenditures and costs, unexpected delays in the execution of the Company’s share repurchase program, unexpected results or delays in the growth of the Company’s ENHANZE® business or in the development, regulatory review or commercialization of ENHANZE® products, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.
Contact:
Al Kildani
Vice President, Investor Relations and Corporate Communications
858-704-8122
ir@halozyme.com